Exhibit 99
PRESS RELEASE

For Release:	November 4, 2009
Nasdaq:	MFNC
Contact:	Investor Relations at (888) 343-8147
Website:	www.bankmbank.com
MACKINAC FINANCIAL CORPORATION
REPORTS THIRD QUARTER AND NINE MONTHS 2009 RESULTS
(Manistique, Michigan) — Mackinac Financial Corporation (Nasdaq: MFNC), the bank holding company for mBank (the “Bank”) today announced third quarter 2009 income of $1.536 million or $.45 per share compared to a net income of $.216 million, or $.06 per share for the third quarter of 2008. Net income for the first nine months of 2009 totaled $2.087 million, or $.61 per share, compared to $2.124 million, or $.62 per share, for the same period in 2008.
The quarter and nine month results for 2009 includes a $1.208 million gain on the sale of two branch banking offices, $.644 million in security gains and the FDIC special assessment which was charged to all banking organizations based upon asset size, and amounted to $.215 million for mBank. The nine month results for 2008 include the positive effect, $3.475 million, of a lawsuit settlement and the negative effects, $.425 million, of a severance agreement. Excluding the branch sales, security gains and the charge for the FDIC special assessment for 2009 and the lawsuit settlement and severance payment in 2008, our adjusted nine month net income in 2009 would be $1.023 million, or $.30 income per share compared to adjusted income of $.142 million, $.04 per share in the 2008 nine month period.
A provision for loan losses of $1.400 million was recorded in the nine month period and $.700 million in the third quarter of 2009 compared to $1.200 million and $.450 million for the same periods in 2008. The 2009 provision restores the allowance for loan losses to an adequate level based upon the current level of loans, historical loss rates and specific reserves required for problem loans.
Weighted average shares totaled 3,419,736 year to date and for the third quarter in 2009 compared to 3,422,777 for the nine month period and 3,419,736 at the third quarter of 2008.
Net interest margin in the third quarter of 2009 increased to $4.310 million, or 3.66% compared to $3.371 million, or 3.39% in the third quarter of 2008. For the nine month period the net interest margin totaled $11.856 million, or 3.54% compared to $9.534 million or 3.24% for the same period in 2008. This increased margin was due to a combination of a significant reduction in funding costs partially offset by decreased rates on earning assets. Paul Tobias, Chairman and Chief Executive officer, commented, “Our improved interest margin reflects pricing discipline on new and renewed loans in addition to the lower rates on wholesale deposits, and the benefit of increased low cost transactional deposits. We expect this trend to continue.”
Noninterest income, totaled $2.418 million in the third quarter of 2009, compared to $.288 million the third quarter of 2008. In the third quarter and for the nine months ended in 2009, noninterest income included a $1.208 million gain from the sale of two branch offices and net security gains of $.644 million. Included in noninterest income for the third quarter and nine months ended periods of 2008 was the $3.475 million lawsuit settlement. Excluding these extraordinary items for both periods, the normalized 2009 nine month noninterest income exceeded 2008 by $.526 million, or 60.46%. Noninterest expense in the third quarter and for the nine month periods of 2009 was $10.152 million compared to $9.597 million in 2008. This increase was largely attributed to FDIC insurance premiums, which increased by $.668 million in 2009.
Total assets of the Corporation at September 30, 2009 were $513.180 million, up $72.227 million, or 16.38% from the $440.953 million in total assets reported at September 30, 2008 and up $61.749 million, or 13.68%, from total assets of $451.431 million at year-end 2008. Asset totals at September 30, 2009 reflect increased balances of investment securities of approximately $33 million, which the Corporation added to leverage the $11 million proceeds of TARP funding.
Loans at September 30, 2009 totaled $384.100 million, a 6.25% increase from the $361.521 million at September 30, 2008, from year-end loans of $370.280 million. Kelly George, President and Chief Executive Officer of mBank stated, “We continue to see good loan growth opportunities. Loan growth in the first nine months was strong despite large paydowns amounting to $11.4 million, along with normal loan principal reductions of $30.6 million. Given the current economic environment, and tough requirements for loan pricing and credit quality, we are pleased with current year to date production which totaled $72.8 million, 97% of which occurred in the Upper Peninsula and Northern Lower Michigan markets. In general, the Upper Peninsula has not experienced the economic downturn and collateral deterioration that has occurred elsewhere in Michigan. We continue to see loan opportunities, however; we expect some slowing of loan growth through the end of 2009. We expect continued success in loan production attributed to our expertise with the SBA 504 and 7A programs. mBank ranks third in the entire state of Michigan in dollar volume of SBA loans at $13.2 million. These programs benefit us with new loan opportunities along with a secondary source of balance sheet liquidity and the potential for significant fee income when the guaranteed portion is sold. “
Total deposits of $418.581 million at September 30, 2009 were up 16.05% from deposits of $360.694 million on September 30, 2008. Deposits were up $47.484 million, or 12.80% from year-end 2008 deposits of $371.097 million. Total 2009 deposit growth reflects increases in noncore funding of $42.108 million and net increases in core deposits of $5.376 million, along with growth of $30 million to replace deposits of two branch offices sold in the third quarter at 2009. In the third quarter of 2009, we sold two branch offices in the northwestern part of the Upper Peninsula, which had total core deposits of approximately $30 million. We were able to replace the $30 million of deposits sold with new transactional account balances, while increased brokered deposits were utilized to fund increased investment balances to leverage TARP funding. Deposit growth occurred in all three of our regional markets, but we are especially pleased with our success in Southeast Michigan with $12.0 million of growth, almost all transactional account deposits.
Nonperforming assets at the end of the third quarter of 2009 totaled $17.349 million, 3.38% of total assets, an increase of $10.273 million from 2008 year end balances. Mr. George commented, “The extended economy slowdown continues to put added stress on marginal loan relationships. We do not have a systematic problem with asset quality, and in fact, more than 50% of our nonperforming assets stems from six relationships. We increased nonperforming loans by approximately $1.7 million during the third quarter, $1.5 million from one secured commercial loan relationship in the Northern Lower Peninsula which stemmed from the continued economic distress in Michigan markets. We have reevaluated the supporting collateral in this relationship and we feel exposure is low. We recognize the importance of early identification of problematic credits and monitor all of our delinquencies to determine risk of loss. We intend to manage our nonperforming assets in order to limit carrying costs and further collateral deterioration by aggressive disposition.”
Total shareholders’ equity at September 30, 2009 totaled $55.766 million, compared to $41.427 million on September 30, 2008. The increase of $14.339 million includes $11 million of preferred stock which was issued in April 2009. Book value of common shareholders’ equity was $13.25 per share at September 30, 2009, an increase of $3.50 per share since the recapitalization, priced at $9.75 in December 2004.
George, commenting on recent events added, “In the third quarter we completed the sale of two of our Upper Peninsula branch offices, which resulted in an above market deposit premium, and a net gain of $1.208 million. The sale of these branch offices tightened up the footprint of our franchise, reduced operating costs, and will allow us to deploy capital to higher growth markets. We also, as planned, reduced liquidity by selling approximately $16 million of investment securities which resulted in a gain of $.644 million. This action was a part of our TARP participation strategy to leverage our balance sheet to offset TARP costs.” George concluded, “We are somewhat satisfied with our performance thus far in 2009, and we will continue to evaluate our banking franchise to build on our 2009 successes by further expanding noninterest income and improving net interest income to increase franchise value. We recently added several key income producing employees to expand our efforts in generating noninterest income along with loan and deposit growth. One primary emphasis for the futures is a broadening of our consumer lending. We made a significant commitment to this strategy with the recent executive staff addition which will provide leadership from our new mortgage and consumer lending office in Marquette.”
Tobias concluded, “We are satisfied that we have positioned ourselves well in a difficult economy. We have stumbled a bit in Southeastern Michigan, but have our problems identified and are reducing exposures and dealing with the significant non-performing loans. Our capital strength, low cost structure and core earnings momentum make us optomistic about the future prospects of our organization. We will continue to explore opportunities for FDIC assisted deposit and loan transactions to expand our core deposit mix, while staying the course with solid organic growth opportunities within our current markets. As always, our initiatives will be governed by the ultimate strategy of preserving and increasing value for our shareholders.”
Mackinac Financial Corporation is a registered bank holding company formed under the Bank Holding Company Act of 1956 with assets in excess of $500 million and whose common stock is traded on the NASDAQ stock market as “MFNC.” The principal subsidiary of the Corporation is mBank. Headquartered in Manistique, Michigan, mBank has 10 branch locations; six in the Upper Peninsula, three in the Northern Lower Peninsula and one in Oakland County, Michigan. The Company’s banking services include commercial lending and treasury management products and services geared toward small to mid-sized businesses, as well as a full array of personal and business deposit products and consumer loans.

Forward-Looking Statements
This release contains certain forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “intends,” “should,” “will,” and variations of such words and similar expressions are intended to identify forward-looking statements: as defined by the Private Securities Litigation Reform Act of 1995. These statements reflect management’s current beliefs as to expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include among others: changes in the national and local economies or market conditions; changes in interest rates and banking regulations; the impact of competition from traditional or new sources; and the possibility that anticipated cost savings and revenue enhancements from mergers and acquisitions, bank consolidations, branch closings and other sources may not be fully realized at all or within specified time frames as well as other risks and uncertainties including but not limited to those detailed from time to time in filings of the Company with the Securities and Exchange Commission. These and other factors may cause decisions and actual results to differ materially from current expectations. Mackinac Financial Corporation undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
SELECTED FINANCIAL HIGHLIGHTS

	For The Period Ended
	September 30,	December 31,	September 30,
	2009	2008	2008
(Dollars in thousands, except per share data)	(Unaudited)		(Unaudited)
Selected Financial Condition Data (at end of period):
Assets	$513,180	$451,431	$440,953
Loans	384,100	370,280	361,521
Investment securities	80,203	47,490	42,781
Deposits	418,581	371,097	360,694
Borrowings	36,140	36,210	36,210
Shareholders’ Equity	55,766	41,552	41,427

Selected Statements of Income Data (nine months and year ended):
Net interest income	$11,856	$12,864	$9,534
Income before taxes and preferred dividend	3,552	2,659	3,082
Net income	2,087	1,872	2,124
Income per common share — Basic	.61	.55	.62
Income per common share — Diluted	.61	.55	.62

Three Months Ended:
Net interest income	$4,310	$3,330	$3,371
Income before taxes and preferred dividend	2,585	(423)	274
Net income	1,536	(252)	216
Income per common share — Basic	.45	(.07)	.06
Income per common share — Diluted	.45	(.07)	.06

Selected Financial Ratios and Other Data (nine months and year ended):
Performance Ratios:
Net interest margin	3.54%	3.23%	3.24%
Efficiency ratio	77.71	85.51	87.36
Return on average assets	.57	.44	.68
Return on average common equity	5.72	4.61	7.03

Average total assets	$486,447	$425,343	$419,891
Average total common shareholders’ equity	$44,312	$40,630	$40,332
Average loans to average deposits ratio	91.72%	105.61%	106.83%

Common Share Data (at end of period):
Market price per common share	$4.10	$4.40	$5.26
Book value per common share	$13.25	$12.15	$12.11
Common shares outstanding	3,419,736	3,419,736	3,419,736
Weighted average shares outstanding	3,419,736	3,422,012	3,422,777

Other Data (at end of period):
Allowance for loan losses	$4,081	$4,277	$3,585
Non-performing assets	$17,439	$7,076	$6,400
Allowance for loan losses to total loans	1.06%	1.16%	.94%
Non-performing assets to total assets	3.38%	1.57%	1.45%
Number of:
Branch locations	10	12	12
FTE Employees	97	100	96

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,	September 30,
	2009	2008	2008
(Dollars in thousands)	(unaudited)		(unaudited)
ASSETS

Cash and due from banks	$23,249	$10,112	$8,217
Federal funds sold	—	—	4,422

Cash and cash equivalents	23,249	10,112	12,639

Interest-bearing deposits in other financial institutions	662	582	382
Securities available for sale	80,203	47,490	42,781
Federal Home Loan Bank stock	3,794	3,794	3,794

Loans:
Commercial	306,590	296,088	290,406
Mortgage	73,116	70,447	67,576
Installment	4,394	3,745	3,539

Total Loans	384,100	370,280	361,521
Allowance for loan losses	(4,081)	(4,277)	(3,385)

Net loans	380,019	366,003	358,136

Premises and equipment	10,281	11,189	11,360
Other real estate held for sale	5,821	2,189	1,751
Other assets	9,151	10,072	10,110

TOTAL ASSETS	$513,180	$451,431	$440,953

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES:
Noninterest bearing deposits	$33,254	$30,099	$34,858
NOW, money market, checking	88,843	70,584	80,185
Savings	18,807	20,730	18,957
CDs<$100,000	59,637	73,752	74,940
CDs>$100,000	25,409	25,044	30,220
Brokered	192,631	150,888	121,534

Total deposits	418,581	371,097	360,694

Borrowings:
Federal funds purchased	—	—	—
Short-term	—	—	—
Long-term	36,140	36,210	36,210

Total borrowings	36,140	36,210	36,210
Other liabilities	2,693	2,572	2,622

Total liabilities	457,414	409,879	399,526

SHAREHOLDERS’ EQUITY:
Preferred stock — No par value:
Authorized 500,000 shares, no shares outstanding	10,466	—	—
Common stock and additional paid in capital — No par value
Authorized — 18,000,000 shares
Issued and outstanding — 3,419,736 shares	43,485	42,815	42,794
Retained Earnings	378	(1,708)	(1,456)
Accumulated other comprehensive income	1,437	445	89

Total shareholders’ equity	55,766	41,552	41,427

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$513,180	$451,431	$440,953

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2008	2009	2008
(Dollars in thousands except per share data)	(Unaudited)		(Unaudited)
INTEREST INCOME:
Interest and fees on loans:
Taxable	$5,106	$5,537	$15,212	$17,241
Tax-exempt	63	100	237	310
Interest on securities:
Taxable	888	303	2,020	840
Tax-exempt	7	1	11	4
Other interest income	28	87	44	257

Total interest income	6,092	6,028	17,524	18,652

INTEREST EXPENSE:
Deposits	1,550	2,308	4,894	7,924
Borrowings	232	349	774	1,194

Total interest expense	1,782	2,657	5,668	9,118

Net interest income	4,310	3,371	11,856	9,534
Provision for loan losses	700	450	1,400	1,200

Net interest income after provision for loan losses	3,610	2,921	10,456	8,334

OTHER INCOME:
Service fees	236	229	750	597
Net security gains	644	(1)	644	64
Net gains on sale of secondary market loans	247	16	179	113
Proceeds from lawsuit settlements	—	—	—	3,475
Other	1,291	44	1,675	96

Total other income	2,418	288	3,248	4,345

OTHER EXPENSES:
Salaries and employee benefits	1,603	1,534	4,761	5,416
Occupancy	336	336	1,069	1,039
Furniture and equipment	193	202	604	570
Data processing	221	212	665	649
Professional service fees	161	120	458	352
Loan and deposit	402	176	1,175	430
Telephone	50	41	139	125
Advertising	80	93	238	213
Other	397	221	1,043	803

Total other expenses	3,443	2,935	10,152	9,597

Income before provision for income taxes	2,585	274	3,552	3,082
Provision for (benefit of) income taxes	864	58	1,142	958

NET INCOME	1,721	216	2,410	2,124

Preferred dividend expense	185	—	323	—

NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$1,536	$216	$2,087	$2,124

INCOME PER COMMON SHARE:
Basic	$.45	$.06	$.61	$.62

Diluted	$.45	$.06	$.61	$.62

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
LOAN PORTFOLIO AND CREDIT QUALITY

(Dollars in thousands)
Loan Portfolio Balances (at end of period):

	September 30,	December 31,	September 30,
	2009	2008	2008
Commercial Loans
Real estate — operators of nonresidential buildings	$47,007	$41,299	$41,486
Hospitality and tourism	45,867	35,086	35,287
Real estate agents and managers	23,996	29,292	29,277
Lessors of nonresidential buildings	13,782	13,467	13,352
Other	151,862	145,831	140,631

Total Commercial Loans	282,514	264,975	260,033

1-4 family residential real estate	66,700	65,595	62,895
Consumer	4,394	3,745	3,539
Construction
Commercial	24,076	31,113	30,373
Consumer	6,416	4,852	4,681

Total Loans	$384,100	$370,280	$361,521

Average loans for the period	$321,414	$278,953	$321,414

Credit Quality (at end of period):

	September 30,	December 31,	September 30,
	2009	2008	2008
Nonperforming Assets :
Nonaccrual loans	$10,655	$4,887	$4,649
Loans past due 90 days or more	—	—	—
Restructured loans	873	—	—

Total nonperforming loans	11,528	4,887	4,649
Other real estate owned	5,821	2,189	1,751

Total nonperforming assets	$17,349	$7,076	$6,400

Nonperforming loans as a % of loans	3.00%	1.32%	1.29%

Nonperforming assets as a % of assets	3.38%	1.57%	1.45%

Reserve for Loan Losses:
At period end	$4,081	$4,277	$3,385

As a % of average loans	1.10%	1.16%	0.94%

As a % of nonperforming loans	35.40%	87.52%	72.81%

As a % of nonaccrual loans	38.30%	87.52%	72.81%

Charge-off Information (year to date):
Average loans	370,952	361,324	359,729

Net charge-offs	1,596	2,169	1,961

Charge-offs as a % of average loans	.43%	.60%	.55%

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS

	QUARTER ENDED
	(Unaudited)
	September 30,	June 30,	March 31,	December 31,	September 30,
	2009	2009	2009	2008	2008
BALANCE SHEET (Dollars in thousands)

Total loans	$384,100	$372,004	$370,776	$370,280	$361,521
Allowance for loan losses	(4,081)	(4,119)	(4,793)	(4,277)	(3,385)

Total loans, net	380,019	367,885	365,983	366,003	358,136
Intangible assets	—	6	26	46	65
Total assets	513,180	506,304	466,375	451,431	440,953
Core deposits	200,541	202,892	196,860	195,165	208,940
Noncore deposits (1)	218,040	210,260	188,897	175,932	151,754
Total deposits	418,581	413,152	385,757	371,097	360,694
Total borrowings	36,140	36,210	36,210	36,210	36,210
Total shareholders’ equity	55,766	53,939	41,864	41,552	41,427
Total shares outstanding	3,419,736	3,419,736	3,419,736	3,419,736	3,419,736

AVERAGE BALANCES (Dollars in thousands)

Assets	$513,687	$491,205	$454,741	$441,583	$423,702
Loans	370,310	371,609	370,943	366,077	358,844
Deposits	419,102	401,510	372,670	358,213	341,377
Equity	54,594	49,855	41,813	41,516	41,097

INCOME STATEMENT (Dollars in thousands)

Net interest income	$4,310	$4,051	$3,495	$3,330	$3,371
Provision for loan losses	700	150	550	1,100	450

Net interest income after provision	3,610	3,901	2,945	2,230	2,921
Total noninterest income	2,418	439	391	308	288
Total noninterest expense	3,443	3,470	3,239	2,961	2,935

Income before taxes	2,585	870	97	(423)	274
Provision for income taxes	864	271	7	(171)	58
Preferred dividend expense	185	138	—	—	—

Net income	$1,536	$461	$90	$(252)	$216

PER SHARE DATA

Earnings — basic	$.45	$.13	$.03	$(.07)	$.06
Earnings — diluted	.45	.13	.03	(.07)	.06
Book value per common share	13.25	12.55	12.24	12.15	12.11
Market value, closing price	4.10	4.50	4.00	4.40	5.26

ASSET QUALITY RATIOS

Nonperforming loans/total loans	3.00%	2.66%	3.52%	1.32%	1.29%
Nonperforming assets/total assets	3.38	2.93	3.27	1.57	1.45
Allowance for loan losses/total loans	1.06	1.11	1.29	1.16	.94
Allowance for loan losses/nonperforming loans	35.40	41.71	36.72	87.52	72.81

PROFITABILITY RATIOS

Return on average assets	.77%	.38%	.08%	(.23)%	.20%
Return on average equity	7.17	3.71	.87	(2.42)	2.08
Net interest margin	3.66	3.58	3.35	3.20	3.39
Efficiency ratio	70.09	76.55	82.36	80.30	79.12
Average loans/average deposits	88.36	92.55	99.54	102.20	105.12

CAPITAL ADEQUACY RATIOS

Tier 1 leverage ratio	10.30%	9.65%	7.86%	8.01%	8.31%
Tier 1 capital to risk weighted assets	12.89	11.94	9.31	9.25	9.40
Total capital to risk weighted assets	13.90	13.00	10.56	10.38	10.31
Average equity/average assets	10.63	10.15	9.20	9.40	9.70
Tangible equity/tangible assets	10.87	10.65	8.97	9.20	9.38

(1)	Noncore deposits includesInternet CDs, brokered deposits and CDs greater than $100,000

MACKINAC FINANCIAL CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL HIGHLIGHTS